Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

September 3, 2014

Gannett Co., Inc. Announces Pricing of $675 Million of Senior Notes

McLEAN, VA – Gannett Co., Inc. (NYSE: GCI) today announced that it has priced its offering of senior notes due 2021 (the “2021 Notes”) and senior notes due 2024 (the “2024 Notes” and together with the 2021 Notes, the “Notes”) previously announced.

The face value of the 2021 Notes is $350 million, with an interest rate of 4.875%. The 2021 Notes were priced at 98.531% of face value. Subject to certain exceptions, the 2021 Notes may not be redeemed by the Company prior to September 15, 2017.

The face value of the 2024 Notes is $325 million, with an interest rate of 5.500%. The 2024 Notes were priced at 99.038% of face value. Subject to certain exceptions, the 2024 Notes may not be redeemed by the Company prior to September 15, 2019.

The Notes are being made available in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), with closing expected to occur on September 8, 2014, subject to customary closing conditions.

The Company intends to use the net proceeds from the offering plus available cash and borrowings under its revolving credit facility to finance the acquisition of all of the outstanding membership interests of Classified Ventures, LLC (“Cars.com”) that it does not already own. Any remaining proceeds may be used for general corporate purposes.

The Notes will be guaranteed by certain of the Company’s subsidiaries. The Company will deposit the net proceeds from the offering of the Notes into an escrow account until the satisfaction of certain conditions, including the consummation of the acquisition of Cars.com. If the Company determines in its sole discretion that the acquisition will not be completed without any amendment, modification or waiver that is materially adverse to the holders of the Notes or if the acquisition has not been consummated on or prior to December 31, 2014 (subject to extension to May 18, 2015 in certain circumstances), the Notes will be subject to a special mandatory redemption. Escrowed funds would be released and applied to pay for any such redemption.

The Notes are being offered only to “qualified institutional buyers” as defined in Rule 144A under the Securities Act and outside the United States in reliance on Regulation S under the Securities Act. The Notes have not been and will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. There can be no assurance that the Notes offering will close on the terms described herein or at all.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other securities.

About Gannett

Gannett Co., Inc. (NYSE: GCI) is an international media and marketing solutions company that informs and engages more than 110 million people every month through its powerful network of broadcast, digital, mobile and publishing properties. Our portfolio of trusted brands offers marketers unmatched local-to-national reach and customizable, innovative marketing solutions across any platform. Gannett is committed to connecting people – and the companies who want to reach them – with their interests and communities. For more information, visit www.gannett.com.

For media inquiries, contact:	For investor inquiries, contact:

Jeremy Gaines	Jeffrey Heinz
Vice President, Corporate Communications	Vice President, Investor Relations
703-854-6049	703-854-6917
jmgaines@gannett.com	jheinz@gannett.com